Exhibit 99.1

Galey & Lord, Inc.                                      Triarc Companies, Inc.
P.O. Box 35528                                                900 Third Avenue
Greensboro, NC 27425                                        New York, NY 10022

                                                                 PRESS RELEASE
                                                         FOR IMMEDIATE RELEASE

Contact:  Galey & Lord: Mike Harmon     (910) 655-3037
          Triarc:       Joseph Levato   (212) 230-3035

GALEY & LORD AND GRANITEVILLE COMPANY, A TRIARC SUBSIDIARY, TO MERGE

     New York, NY -- September 25, 1995 -- Galey & Lord, Inc. (NYSE, GNL) and Triarc Companies, Inc. (NYSE, TRY) today announced that they have entered into a Letter of Intent to merge the Graniteville Company, a subsidiary of Triarc, into Galey & Lord. The Letter of Intent is subject to the execution of a definitive agreement, boards of directors' approval, Galey & Lord shareholders' approval, other regulatory approvals and other customary closing conditions.

     The agreement contemplates the issuance of approximately 6,400,000 shares (or 34.5%) of Galey & Lord's outstanding shares on a fully diluted basis to Triarc. Galey & Lord is also assuming approximately $174 million of Graniteville's debt as part of the transaction. C.H. Patrick Inc., the specialty chemical subsidiary of Graniteville, and certain other non-textile related real estate assets are excluded from the transaction.

     Arthur Wiener, Chairman and Chief Executive Officer of Galey & Lord, stated that "the combined companies, with sales in excess of $1 billion, would be advantageously positioned as both a domestic and international full line producer of apparel, uniform, denim, corduroy, and home fashion fabrics. There are tremendous synergies to be gained by merging these businesses. We believe that the combination of the two companies will result in a stronger entity than each individually." Galey & Lord believes that on a combined basis the merger will be accretive to its earnings in 1996.

     Nelson Peltz, Chairman and Chief Executive Officer of Triarc Companies, Inc., said, "the proposed merger of Graniteville and Galey & Lord, which will be a tax-free transaction for Triarc, is a major step in a previously announced review of strategic alternatives for its businesses. The agreement announced today will strengthen Triarc's balance sheet, enhance its financial flexibility and allow us to continue to build the value of Triarc's other businesses. At the same time, it will also give us a major stake in the combined Galey & Lord/Graniteville which will be one of the leading textile companies worldwide with excellent growth potential over the long term."

     With annual sales of more than $1 billion, Triarc Companies is engaged in four businesses: restaurants (Arby's), beverages (Royal Crown Company, and Mistic Brands), textiles (Graniteville) and liquefied petroleum gas (National Propane).

     Galey & Lord is a leading manufacturer of high-quality woven cotton and cotton-blended apparel fabrics, sold principally to manufacturers of sportswear and commercial uniforms. The Company also markets batch-dyed synthetic fabrics. Galey & Lord Home Fashion Fabrics was acquired on April 29, 1994 when the Company purchased the Decorative Prints Division of Burlington Industries, Inc. Home Fashion Fabrics manufactures fabrics used in home furnishings, including comforters, bedspreads and curtains.

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